Exhibit 99.1

Media Contacts Anita Liskey, 312.466.4613 Laurie Bischel, 312.648.8698 news@cmegroup.com www.cmegroup.mediaroom.com	Investor Contact John Peschier, 312.930.8491 CME-G

FOR IMMEDIATE RELEASE

CME Group Announces Resignation of Alex J. Pollock from Its Board of Directors to Accept Senior Position with the U.S. Treasury

CHICAGO, November 12, 2019 – CME Group today announced that Alex J. Pollock will step down from the company’s Board of Directors effective November 15 as he accepts a new role within the U.S. Treasury Department as Principal Deputy Director of the Office of Financial Research. Pollock has served as a CME Group director since 2004.

“We sincerely thank Alex for more than 15 years of leadership on the CME Group Board,” said CME Group Chairman and Chief Executive Officer Terry Duffy. “He has made many contributions and was instrumental in helping our institution manage through significant market events and with its ongoing organizational development. While we are sorry to see him leave the Board, we wish him well in his new position with Treasury.”

“It has been a privilege to serve on the Board of CME Group,” said Pollock. “I have greatly enjoyed the opportunity to work closely with its outstanding Chairman and CEO, Terry Duffy, my colleagues on the Board, and the talented management team as the company has transformed into the global industry leader it is today. At the U.S. Treasury, I look forward to helping the nation cope with the evolution of systemic risk and with inevitable financial cycles.”

During his tenure on the CME Group Board, Pollock has served as chairman of the Compensation Committee and of the Nominating Committee as well as a member of the Executive, Finance, Governance, Clearing House Oversight and Market Regulation Oversight Committees. He was Lead Director August 2012 – August 2014.

Pollock has been the Distinguished Senior Fellow, Financial Markets, at the R Street Institute in Washington DC since January 2016. He previously served as Resident Fellow of the American Enterprise Institute 2004-2016 and as President and CEO of the Federal Home Loan Bank of Chicago 1991-2004. He is the author of Boom and Bust (2011) and Finance and Philosophy: Why We’re Always Surprised (2018).

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. Around the world, CME Group brings buyers and sellers together through its CME Globex® electronic trading platform. CME Group also operates one of the world’s leading central counterparty clearing providers through CME Clearing, which offers clearing and settlement services across asset classes for exchange-traded and over-the-counter derivatives. CME Group products and services ensure that businesses around the world can effectively manage risk and achieve growth.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex and E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT, Chicago Board of Trade, KCBT and Kansas City Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor’s Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc. All other trademarks are the property of their respective owners.

# # #

20 South Wacker Drive Chicago, Illinois 60606 cmegroup.com